Exhibit 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2011

ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011

C O N T E N T S

ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except share information)

	September 30,	June 30,
	2011	2011
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$110	$—
Receivables:
Oil and natural gas sales	109,375	126,194
Joint interest billings	4,014	4,526
Insurance and other	7,813	1,303
Prepaid expenses and other current assets	45,849	44,470
Royalty deposit	1,959	1,959
Derivative financial instruments	25,253	22
TOTAL CURRENT ASSETS	194,373	178,474

Oil and gas properties – full cost method of accounting, including $511.1 million and $467.3 million unevaluated properties at September 30, 2011 and June 30, 2011, respectively, net of accumulated depreciation, depletion, amortization and impairment	2,572,616	2,545,336
Other Assets
Deferred taxes	—	51,827
Derivative financial instruments	12,685	—
Debt issuance costs, net of accumulated amortization	31,759	33,479

TOTAL ASSETS	$2,811,433	$2,809,116

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$156,311	$163,723
Accrued liabilities	67,236	53,089
Note payable	17,713	19,853
Asset retirement obligations	23,648	19,624
Derivative financial instruments	109	50,259
Current maturities of long-term debt	3,019	3,798
TOTAL CURRENT LIABILITIES	268,036	310,346

Long-term debt, less current maturities	1,029,927	1,108,912
Asset retirement obligations	309,289	303,618
Deferred taxes	18,364	—
Derivative financial instruments	166	70,524
TOTAL LIABILITIES	1,625,782	1,793,400

COMMITMENTS AND CONTINGENCIES (NOTE 11)

STOCKHOLDER’S EQUITY
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 shares issued and outstanding
at September 30, 2011 and June 30, 2011	1	1
Additional paid-in capital	1,428,946	1,456,517
Accumulated deficit	(298,726)	(372,318)
Accumulated other comprehensive income (loss), net of
income tax expense (benefit)	55,430	(68,484)
TOTAL STOCKHOLDER’S EQUITY	1,185,651	1,015,716

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$2,811,433	$2,809,116

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2011	2010

Revenues
Oil sales	$246,917	$115,830
Natural gas sales	37,966	28,170
Total Revenues	284,883	144,000

Costs and Expenses
Lease operating expense	71,033	44,153
Production taxes	2,174	694
Gathering and transportation	6,153	21
Depreciation, depletion and amortization	84,108	53,441
Accretion of asset retirement obligation	9,688	5,974
General and administrative expense	18,069	17,648
Gain on derivative financial instruments	(10,372)	(1,138)
Total Costs and Expenses	180,853	120,793

Operating Income	104,030	23,207

Other Income (Expense)
Interest income	7	10
Interest expense	(27,127)	(21,466)
Total Other Expense	(27,120)	(21,456)

Income Before Income Taxes	76,910	1,751

Income Tax Expense	3,318	—

Net Income	$73,592	$1,751

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2011	2010

Cash Flows from Operating Activities
Net income	$73,592	$1,751
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Depreciation, depletion and amortization	84,108	53,441
Deferred income tax expense	3,469	—
Change in derivative financial instruments
Proceeds from sale of derivative instruments	49,598	34,055
Other – net	(19,246)	(8,699)
Accretion of asset retirement obligations	9,688	5,974
Amortization of debt discount and premium	—	(2,749)
Amortization and write-off of debt issuance costs	1,823	1,762
Changes in operating assets and liabilities:
Accounts receivables	12,682	8,437
Prepaid expenses and other current assets	(3,519)	(3,816)
Asset retirement obligations	(587)	(5,307)
Accounts payable and other liabilities	6,731	7,722
Net Cash Provided by Operating Activities	218,339	92,571

Cash Flows from Investing Activities
Acquisitions	65	(8)
Capital expenditures	(111,641)	(63,423)
Insurance payments received	780	—
Proceeds from the sale of properties	—	400
Net Cash Used in Investing Activities	(110,796)	(63,031)

Cash Flows from Financing Activities
Proceeds from long-term debt	236,470	47,000
Payments on long-term debt	(316,234)	(65,929)
Return to parent	(27,571)	(10,955)
Other	(98)	2
Net Cash Used in Financing Activities	(107,433)	(29,882)

Net Increase (Decrease) in Cash and Cash Equivalents	110	(342)

Cash and Cash Equivalents, beginning of period	—	6,416

Cash and Cash Equivalents, end of period	$110	$6,074

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011
(UNAUDITED)

Note 1 — Basis of Presentation

Nature of Operations. Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Energy XXI (Bermuda) Limited (“Bermuda”), indirectly owns 100% of Parent.  Energy XXI (together, with its wholly owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and offshore in the Gulf of Mexico.

Principles of Consolidation and Reporting. Our consolidated financial statements include the accounts of Energy XXI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous periods include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income (loss), stockholder’s equity or cash flows.

Interim Financial Statements. The consolidated financial statements for the periods presented herein are unaudited and do not contain all information required by generally accepted accounting principles (“GAAP”) to be included in a full set of financial statements.  In the opinion of management, all material adjustments necessary to present fairly the results of operations have been included.  All such adjustments are of a normal, recurring nature.  The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.  These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended June 30, 2011.

Use of Estimates.  The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation.  Accordingly, our accounting estimates require exercise of judgment by management in preparing such estimates.  While we believe that the estimates and assumptions used in preparation of our consolidated financial statements are appropriate, actual results could differ from those estimates, and any such difference may be material.

Cash and Cash Equivalents.  We consider all highly-liquid investments, with maturities of 90 days or less when purchased, to be cash and cash equivalents.

Note 2 – Recent Accounting Pronouncements

We disclose the existence and potential effect of accounting standards issued but not yet adopted by us or recently adopted by us with respect to accounting standards that may have an impact on us in the future.

Presentation of Comprehensive Income.  The FASB has issued new guidance on the presentation of comprehensive income. This new guidance allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The new guidance does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.  Components of comprehensive income are stated net of income tax at 35%, subject to evaluations for the need for a valuation allowance against any resulting deferred tax asset(s).

This new guidance will be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.

.

Note 3 – Acquisitions and Dispositions

ExxonMobil Acquisition

On December 17, 2010, we closed on the acquisition of certain shallow-water Gulf of Mexico shelf oil and natural gas interests (the”ExxonMobil Properties”) from affiliates of Exxon Mobil Corporation (“ExxonMobil”) for cash consideration of $1.01 billion (the “ExxonMobil Acquisition”).  The ExxonMobil Acquisition was funded through a combination of cash on hand, including proceeds from Bermuda’s common and preferred equity offerings, borrowings under our  revolving credit facility and proceeds from our $750 million private placement of 9.25% Senior Notes.

The ExxonMobil Acquisition was accounted for under the purchase method of accounting.  Accordingly, we conducted a preliminary assessment of the net assets acquired and recognized provisional amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values.  Transaction, transition and integration costs associated with this acquisition were expensed as incurred. The accounting for the business combination is not complete; adjustments to provisional amounts, or recognition of additional assets acquired or liabilities assumed, may occur as we complete a more detailed analysis of this acquisition and additional information is obtained about the facts and circumstances that existed as of the acquisition date.

Pursuant to the Purchase and Sale Agreement (the “PSA”), ExxonMobil reserved a 5% overriding royalty interest in the ExxonMobil Properties for production from depths below approximately 16,000 feet.  In addition, the PSA required us to post a $225 million letter of credit, which we posted under our revolving credit facility, in favor of ExxonMobil to guarantee our obligation to plug and abandon the ExxonMobil Properties in the future.

The following table presents the preliminary purchase price allocation to the assets acquired and liabilities assumed, based on their fair values on December 17, 2010 (in thousands):

Oil and natural gas properties– evaluated	$926,422
Oil and natural gas properties– unevaluated	289,711
Net working capital	101
Asset retirement obligations	(204,512)
Cash paid	$1,011,722

Net working capital includes gas imbalance receivables and payables and ad valorem taxes payable.

The following amounts of the ExxonMobil Properties’ revenue and earnings are included in our consolidated statement of operations for the three months ended September 30, 2011 and the summarized unaudited pro forma financial information for the three months ended September 30, 2010 assumes that the ExxonMobil Acquisition had occurred on July 1, 2010. These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if we had completed the acquisition as of the earlier date or the results that will be attained in the future (in thousands):

	Revenue	Earnings (1)

ExxonMobil Acquisition properties from July 1, 2011 through September 30, 2011	$113,132	$75,231

ExxonMobil Acquisitions properties

Supplemental pro forma for July 1, 2010 through September 30, 2010	238,495	170,052

(1)	Earnings includes revenue less production costs.

Sale of Certain Onshore Properties

In June 2011, we closed on the sale of certain onshore oil and natural gas properties for cash consideration of $39.6 million. Revenues and expenses related to the sold properties have been included in our results of operations through the closing dates. The proceeds were recorded as a reduction to our oil and gas properties with no gain or loss being recognized.

Below is a summary of the net reduction to the full cost pool related to the sale (in thousands):

Cash received	$39,625
Reduction of asset retirement obligation related to properties	16,626
Net revenues from June 1, 2011 through closing date	(1,630)
Adjustment to gas imbalances related to properties	36
Net reduction to the full cost pool	$54,657

Note 4 – Property and Equipment

Property and equipment consists of the following (in thousands):

	September 30,	June 30,
	2011	2011
Oil and gas properties
Proved properties	$3,877,905	$3,810,293
Less: Accumulated depreciation, depletion, amortization and impairment	1,816,358	1,732,250
Proved properties—net	2,061,547	2,078,043
Unproved properties	511,069	467,293
Oil and gas properties—net	$2,572,616	$2,545,336

Note 5 – Long-Term Debt

Long-term debt consists of the following (in thousands):

	September 30,	June 30,
	2011	2011

Revolving credit facility	$29,362	$107,784
9.25% Senior Notes due 2017	750,000	750,000
7.75% Senior Notes due 2019	250,000	250,000
Put premium financing	3,584	4,926
Total debt	1,032,946	1,112,710
Less current maturities	3,019	3,798
Total long-term debt	$1,029,927	$1,108,912

Maturities of long-term debt as of September 30, 2011 are as follows (in thousands):

Twelve Months Ended September 30,

2012	$3,019
2013	565
2014	—
2015	29,362
2016	—
Thereafter	1,000,000
Total	$1,032,946

Revolving Credit Facility

This facility, as amended and restated, has a borrowing capacity of $925 million and matures December 31, 2014.   Borrowings are limited to a borrowing base based on oil and gas reserve values which are redetermined on a periodic basis.  The current borrowing base is $750 million, which was unanimously reaffirmed by the lenders on September 14, 2011.  Currently, the facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 2.25% to 3.00% or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 1.25% to 2.00%. The revolving credit facility is secured by mortgages on at least 85% of the value of our proved reserves.  Please see “Note 14―Subsequent Event” for further information on our revolving credit facility.

The revolving credit facility requires us to maintain certain financial covenants. Specifically, we may not permit the following under the revolving credit facility: (1) our total leverage ratio to be more than 3.5 to 1.0, (2) our interest coverage ratio to be less than 3.0 to 1.0, and (3) our current ratio (in each case as defined in our revolving credit facility) to be less than 1.0 to 1.0, as of the end of each fiscal quarter. In addition, we are subject to various other covenants including, but not limited to, those limiting our ability to declare and pay dividends or other payments, our ability to incur debt, changes in control, our ability to enter into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr. in his current executive position, subject to certain exceptions in the event of his death or disability.

As discussed in Note 14, in October 2011, we amended the revolving credit agreement.

As of September 30, 2011, we are in compliance with all covenants under our revolving credit facility.

High Yield Facilities

9.25% Senior Notes

On December 17, 2010, we issued $750 million face value of 9.25%, unsecured senior notes due December 15, 2017 at par (the “9.25% Old Senior Notes”).  We exchanged $749 million aggregate principal of the 9.25% Old Senior Notes for $749 million aggregate principal amount of newly issued notes (the “9.25% Senior Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”), on July 8, 2011.  The 9.25% Senior Notes bear identical terms and conditions as the 9.25% Old Senior Notes.  The trading restrictions on the remaining $1 million face value of the 9.25% Old Senior Notes will be lifted on December 17, 2011, one year from the original issuance date of the 9.25% Old Senior Notes.

The 9.25% Senior Notes are callable at 104.625% starting December 15, 2014, with such premium declining to zero by December 15, 2016.  The 9.25% Senior Notes also provide for the redemption of up to 35% of the 9.25% Senior Notes outstanding at 109.25% prior to December 15, 2013 with the proceeds from any equity raised.  We incurred underwriting and direct offering costs of $15.4 million in connection with the issuance of the 9.25% Old Senior Notes which have been capitalized and will be amortized over the life of the 9.25% Senior Notes.

The 9.25% Senior Notes are guaranteed by Bermuda and each of our existing and future material domestic subsidiaries. We have the right to redeem the 9.25% Senior Notes under various circumstances and are required to make an offer to repurchase the 9.25% Senior Notes upon a change of control and from the net proceeds of asset sales under specified circumstances each of which as defined in the indenture governing the 9.25% Senior Notes.

We believe that the fair value of the $750 million of 9.25% Senior Notes outstanding as of September 30, 2011 was $768.4 million.

Guarantee of 9.25% Senior Notes

We are the issuer of the 9.25% Senior Notes which are fully and unconditionally guaranteed by Bermuda. Bermuda and its subsidiaries, other than us, have no significant independent assets or operations. We are prohibited from paying dividends to Bermuda except that we may make payments to Bermuda of up to $25 million in aggregate (including those in the aggregate total amount of $11,082,156 made to date) for the purpose of paying premiums or other payments associated with the early conversion of Bermuda’s preferred stock and we may make payments of up to $17 million in any calendar year, subject to certain terms and conditions, so that Bermuda may pay dividends on its outstanding preferred stock.

7.75% Senior Notes

On February 25, 2011, we issued $250 million face value of 7.75%, unsecured senior notes due June 15, 2019 at par (the “7.75% Old Senior Notes”).  Bermuda exchanged the full $250 million aggregate principal of the 7.75% Old Senior Notes for $250 million aggregate principal amount of newly issued notes registered under the Securities Act (the “7.75% Senior Notes”) on July 7, 2011.  The 7.75% Senior Notes bear identical terms and conditions as the 7.75% Old Senior Notes.

The 7.75% Senior Notes are callable at 103.875% starting June 15, 2015, with such premium declining to zero on June 15, 2017. The 7.75% Senior Notes also provide for the redemption of up to 35% of the 7.75% Senior Notes outstanding at 107.75% prior to June 15, 2014 with the proceeds from any equity raised.  Bermuda incurred underwriting and direct offering costs of $3.1 million in connection with the issuance of the 7.75% Old Senior Notes which have been capitalized and will be amortized over the life of the 7.75% Senior Notes.

The 7.75% Senior Notes are guaranteed by Bermuda and each of our existing and future material domestic subsidiaries. Bermuda has the right to redeem the 7.75% Senior Notes under various circumstances and are required to make an offer to repurchase the 7.75% Senior Notes upon a change of control and from the net proceeds of asset sales under specified circumstances each of which as defined in the indenture governing the 7.75% Senior Notes.

We believe that the fair value of the $250 million of 7.75% Senior Notes outstanding as of September 30, 2011 was $241.4 million.

Guarantee of 7.75% Senior Notes

We are the issuer of the 7.75% Senior Notes which are fully and unconditionally guaranteed by Bermuda. Bermuda and its subsidiaries, other than us, have no significant independent assets or operations. We are prohibited from paying dividends to Bermuda except that we may make payments to Bermuda of up to $25 million in aggregate (including those in the aggregate total amount of $11,082,156 made to date) for the purpose of paying premiums or other payments associated with the early conversion of Bermuda’s preferred stock and we may make payments of up to $17 million in any calendar year, subject to certain terms and conditions, so that Bermuda may pay dividends on its outstanding preferred stock.

Put Premium Financing

We finance puts that we purchase with our hedge providers. Substantially all of our hedges are done with lenders under our revolving credit facility. Put financing is accounted for as debt and this indebtedness is pari passu with borrowings under the revolving credit facility. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of September 30, 2011 and June 30, 2011, our outstanding hedge financing totaled $3.6 million and $4.9 million, respectively.

Interest Expense

For the three months ended September 30, 2011 and 2010, interest expense consisted of the following (in thousands):

	Three Months Ended September 30,
	2011	2010

Revolving credit facility	$2,820	$1,441
9.25% Senior Notes due 2017	17,344	—
7.75% Senior Notes due 2019	4,844	—
10% Senior Notes due 2013	—	6,913
16% Second Lien Notes due 2014	—	13,680
Amortization of debt issue cost - Revolving credit facility	1,174	1,144
Amortization of debt issue cost - 10% Senior Notes due 2013	—	589
Amortization of debt issue cost - 16% Second Lien Notes due 2014	—	29
Amortization of debt issue cost – 9.25% Senior Notes due 2017	552	—
Amortization of debt issue cost – 7.25% Senior Notes due 2017	97	—
Discount amortization - 16% Second Lien Notes due 2014 (Private Placement)	—	1,042
Premium amortization - 16% Second Lien Notes due 2014 (Exchange Offer)	—	(3,791)
Put premium financing and other	296	419
	$27,127	$21,466

Note 6 – Notes Payable

 In May 2011, we entered into a note with Bank Direct Capital Finance, LLC to finance a portion of our insurance premiums.  The note was for a total face amount of $22.0 million and bears interest at an annual rate of 1.93%.  The note amortizes over ten months.

In July 2011, we entered into a note with AFCO Credit Corporation to finance a portion of our insurance premiums.  The note is for a total face amount of $6.3 million and bears interest at an annual rate of 1.93%.  The note amortizes over the remaining term of the insurance, which matures May 1, 2012.

Note 7 – Asset Retirement Obligations

The following table describes the changes to our asset retirement obligations (in thousands):

Balance at June 30, 2011	$323,242
Liabilities incurred	593
Liabilities settled	(586)
Accretion expense	9,688
Total balance at September 30, 2011	332,937
Less current portion	23,648
Long-term balance at September 30, 2011	$309,289

Note 8 – Derivative Financial Instruments

We enter into hedging transactions with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas.  We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a component of operating income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction.  With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction.  With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar.  A three-way collar is a combination of options consisting of a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX, ICE) plus the difference between the purchased put and the sold put strike price.

Most of our crude oil production is Heavy Louisiana Sweet (“HLS”).  Through June 30, 2011, we have utilized West Texas Intermediate (“WTI”), NYMEX based derivatives as the means of hedging our fixed price commodity risk thereby resulting in HLS/WTI basis exposure.  Historically the basis differential between HLS and WTI has been relatively small and predictable.  Over the past five years, HLS has averaged approximately $1 per barrel premium to WTI.   Since the beginning of 2011, the HLS/WTI basis differential and volatility has increased with HLS carrying as much as a $30 per barrel premium to WTI.  During the quarter ended September 30, 2011, the Company began utilizing ICE Brent Futures (“Brent”) collars and three-way collars in our hedging portfolio.  By modifying our hedge portfolio to include Brent benchmarks for crude hedging, we aim to more appropriately manage our exposure and manage our price risk.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future.  While the use of hedging arrangements helps to limit the downside risk of adverse price movements, they may also limit future gains from favorable price movements.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended September 30, 2011 resulted in an increase in crude oil and natural gas sales in the amount of $7.0 million. For the three months ended September 30, 2011, we recognized a gain of approximately $6.8 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts, a realized gain of approximately $3.4 million on derivative financial transactions that did not qualify for hedge accounting and an unrealized gain of approximately $0.2 million on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended September 30, 2010 resulted in an increase in crude oil and natural gas sales in the amount of $6.3 million. For the three months ended September 30, 2010, we recognized a loss of approximately $0.5 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $1.4 million and an unrealized gain of approximately $0.2 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

In March 2009, February 2010, September 2010 and October 2010, we monetized certain hedge positions and received cash proceeds of $66.5 million, $5.0 million, $34.1 million and $8.5 million, respectively. These amounts are carried in stockholders’ equity as part of other comprehensive income and will be recognized in income over the contract life of the underlying hedge contracts. In August and September 2011, we monetized 9,037 Bbl/day for October to December 2011, 10,200 Bbl/day calendar 2012, and 10,000 Bbl/day calendar 2013 WTI crude oil swaps, put spreads, and collars by entering into offsetting contracts primarily with the same counterparties. In closing these WTI positions, we received approximately $49.6 million of cash settlements in August and September 2011, a significant portion of which is included in stockholders’ equity as part of other comprehensive income and will be recognized in income over the contract life of the underlying hedge contracts. An additional $0.8 million was captured in relation to the August and September 2011 monetization, but we will receive cash when the underlying hedge contract settles during calendar 2013.  Crude oil and natural gas sales were increased by $8.9 million and $9.1 million for three months ended September 31, 2011 and 2010, respectively, related to these monetized hedges and, as a result of the future amortization of these hedges, crude oil and natural gas sales will be increased as follows (in thousands) :

	Cash (1)	Non-Cash (1)	Total
Quarter Ended
December 31, 2011	$11,190	$-	$11,190
March 31, 2012	6,406	-	6,406
June 30, 2012	6,890	-	6,890
September 30, 2012	6,793	-	6,793
Thereafter	25,757	825	26,582
	$57,036	$825	$57,861

(1)
Cash represents the amounts received as of September 30, 2011 as part of the monetization of certain hedge contracts.  Non-cash represents monetized hedges in which the cash will be received when the underlying hedge contract settles.

As of September 30, 2011, we had the following contracts outstanding (Asset (Liability) and Fair Value Gain (Loss) in thousands):

	Crude Oil				Natural Gas
	Volume (MBbls)	Contract Price (1)	Total		Volume (MMMBtus)	Contract Price (1)	Total		Total
Period			Asset (Liability)	Fair Value Gain (Loss)			Asset (Liability)	Fair Value Gain (Loss)	Asset (Liability)	Fair Value Gain (Loss)(2)
Put Spreads
10/11-9/12	137	$60.00/$75.00	$2,904	$262					$2,904	$262
10/12-12/12	46	60.00/75.00	952	(118)					952	(118)
			3,856	144					3,856	144
Puts
10/11-12/11	285	100.00	5,732	(3,478)					5,732	(3,478)
Swaps
10/11-9/12	1,392	83.60	4,635	(2,015)					4,635	(2,015)
10/12-12/13	322	83.70	457	(85)					457	(85)
			5,092	(2,100)					5,092	(2,100)
Basis Swaps
10/11-12/11	92	11.70	(1,044)	679					(1,044)	679
Collars
10/11-9/12	2,909	72.83/99.84	4,166	(1,701)	3,660	$4.50/5.35	$1,992	$(1,295)	6,158	(2,996)
10/12-9/13	1,710	73.21/103.20	2,295	(574)	920	4.50/5.35	268	(174)	2,563	(748)
10/13-12/13	322	73.57/105.63	590	(164)					590	(164)
			7,051	(2,439)			2,260	(1,469)	9,311	(3,908)
Collars (Crude Oil: Brent)
10/11-9/12	1,754	87.57/113.12	(143)	(149)					(143)	(149)
10/12-9/13	2,781	81.16/124.70	3,173	(2,011)					3,173	(2,011)
10/13-12/13	782	80.00/126.78	1,667	(1,084)					1,667	(1,084)
			4,697	(3,244)					4,697	(3,244)
Three-Way Collars (Crude Oil: Brent)
10/11-9/12	1,115	70.00/90.00/119.98	644	(418)	10,360	4.07/4.94/5.86	6,266	(4,020)	6,910	(4,438)
10/12-9/13	750	55.00/80.00/127.88	284	(152)	10,950	4.07/4.93/5.87	2,531	(1,645)	2,815	(1,797)
10/13-12/13	138	55.00/80.00/134.42	223	(134)	2,760	4.07/4.93/5.87	71	(46)	294	(180)
			1,151	(704)			8,868	(5,711)	10,019	(6,415)
Total Gain (Loss) on Derivatives			$26,535	$(11,142)			$11,128	$(7,180)	$37,663	$(18,322)

(1)	The contract price is weighted-averaged by contract volume.

(2)	The gain on derivative contracts is net of applicable income taxes.

The following table quantifies the fair values, on a gross basis, of all our derivative contracts and identifies its balance sheet location as of September 30, 2011 (in thousands):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under Statement 133

Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	$26,222	Current	$2,786
	Non-current	13,139	Non-current	901
		39,361		3,687
Derivatives not designated as hedging instruments under Statement 133

Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	1,856	Current	141
	Non-current	274	Non-current	-
		2,130		141
Total derivatives		$41,491		$3,828

The following table quantifies the fair values, on a gross basis, the effect of derivatives on our financial performance and cash flows for the year ended September 30, 2011 (in thousands):

		Location of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of (Gain) Loss Reclassified from OCI into Income (Effective Portion)	Location of (Gain) Loss Recognized in Income on Derivative (Ineffective Portion)	Amount of (Gain) Loss Reclassified from OCI into Income (Ineffective Portion)
Derivatives in Statement 133 Cash Flow Hedging Relationships	Amount of (Gain) Loss Recognized in OCI on Derivative (Effective Portion)

Commodity Contracts	$(123,914)	Revenue	$(6,979)	Gain on derivative financial instruments	$(6,769)

Derivatives Not Designated as Hedging Instruments under Statement 133		Amount of (Gain) Loss Recognized in Income on Derivative
	Location of (Gain) Loss Recognized in Income on Derivative

Commodity Contracts	Gain on derivative financial instruments	$(3,603)

We have reviewed the financial strength of our hedge counterparties and believe the credit risk to be minimal.  At September 30, 2011, we had no deposits for collateral with our counterparties.

The following table reconciles the changes in accumulated other comprehensive income (loss) (in thousands):

Balance at June 30, 2011	$(68,484)
Hedging activities:
Commodity
Change in fair value	117,562
Unrealized gain recorded in the beginning OCI balance settled and reclassified to income during the period	6,352
Balance at September 30, 2011	$55,430

                    The amount expected to be reclassified to income in the next 12 months is a gain of $43.4 million on our commodity hedges.

Note 9 – Income Taxes

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes where Energy XXI USA, Inc., (the “U.S. Parent”) is the parent entity.  Energy XXI (Bermuda) Limited, indirectly owns 100% of U.S. Parent, but is not a member of the U.S. consolidated group.   We operate through our various subsidiaries in the United States; accordingly, income taxes have been provided based upon the tax laws and rates of the United States as they apply to our current ownership structure. ASC 740 (formerly FAS 109) provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated financial reporting group should be based upon a reasonable allocation of the income tax amounts of that group. As such, the income tax amounts presented herein have been presented by applying the provisions of ASC 740 to us in this manner.

During the year ended June 30, 2009, we incurred a significant impairment loss related to our oil and gas properties due to the steep decline in global energy prices over that same time period.  As a result of this impairment, as of September 30, 2011, we are in a position of cumulative reporting losses for the preceding reporting periods.  The volatility of energy prices has been problematic and not readily determinable by our management. Under these circumstances, it is management’s opinion that the realization of our tax attributes beyond expected current-year taxable income (including the reversal of existing taxable temporary differences and the resolution of certain hedging activity) does not reach the “more likely than not” criteria under ASC 740. As a result, during the year ended June 30, 2009, we established a valuation allowance of $175.0 million, but have subsequently reduced the valuation allowance due to the presence of actual earnings reported in quarters since establishment of the allowance. If current indications of pre-tax earnings for the year prove to be correct, we will release approximately $90 million of our remaining valuation allowance during this fiscal year.  While we have not made significant income tax payments in recent years, in light of expected income in this fiscal year, estimated tax payments in subsequent quarters may be required in amounts yet to be determined in accordance with the applicable federal income tax provisions related to required corporate estimated tax payments.

Note 10 – Supplemental Cash Flow Information

The following table represents our supplemental cash flow information (in thousands):

	Three Months Ended September 30,
	2011	2010

Cash paid for interest	$5,255	$2,130

The following table represents our non-cash investing and financing activities (in thousands):

	Three Months Ended September 30,
	2011	2010

Financing of insurance premiums	$17,713	$13,107
Additions to property and equipment by recognizing asset retirement obligations	593	1,050

Note 11 — Commitments and Contingencies

Litigation.  We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material effect on our financial position or results of operations.

Letters of Credit and Performance Bonds. We had $231.5 million in letters of credit and $24.5 million of performance bonds outstanding as of September 30, 2011.

Drilling Rig Commitments. As of September 30, 2011, we have entered into three drilling rig commitments, one commenced on May 8, 2011 at $29,600 per day for four wells until well completion.  Another one commenced on June 27, 2011 at $85,000 per day for one well until well completion. The drilling rig was released on October 12, 2011. The last one commenced on July 3, 2011 at $42,500 per day for one well until well completion. Since two of the preceding commitments are not finished and extend past September 30, 2011, the commitment amounts cannot be calculated since the well completion dates are not known.

Note 12 — Fair Value of Financial Instruments

We use various methods to determine the fair values of our financial instruments and other derivatives which depend on a number of factors, including the availability of observable market data over the contractual term of the underlying instrument. For our natural gas and oil derivatives, the fair value is calculated based on directly observable market data or data available for similar instruments in similar markets. Our assessment of an instrument can change over time based on the maturity or liquidity of the instrument, which could result in a change in the classification of the instruments.  Our natural gas and oil derivatives are classified as described below:

•
Level 2 instruments’ fair values are based on pricing data representative of quoted prices for similar assets and liabilities in active markets (or identical assets and liabilities in less active markets). Included in this level are our natural gas and oil derivatives whose fair values are based on commodity pricing data obtained from independent pricing sources.

The fair value of our financial instruments at September 30, 2011 was as follow (in thousands):

Level 2
Assets:
Natural Gas and Oil Derivatives	$37,938

Liabilities:
Natural Gas and Oil Derivatives	$275

Note 13 — Prepayments and Accrued Liabilities

Prepayments and accrued liabilities consist of the following (in thousands):

	September 30,	June 30,
	2011	2011

Prepaid expenses and other current assets
Advances to joint interest partners	$18,839	$14,696
Insurance	20,271	22,972
Inventory	6,198	6,305
Other	541	497
Total prepaid expenses and other current assets	$45,849	$44,470

Accrued liabilities
Advances from joint interest partners	$855	$437
Interest	25,916	5,806
Accrued hedge payable	8,891	14,095
Undistributed oil and gas proceeds	30,693	31,880
Other	881	871
Total accrued liabilities	$67,236	$53,089

Note 14 — Subsequent Event

On October 4, 2011, we entered into the First Amendment (the “First Amendment”) to the Second Amended and Restated First Lien Credit Agreement (the “First Lien Credit Agreement”) to our revolving credit facility. The First Amendment modified the First Lien Credit Agreement and includes the following: (a) approval of an annual cash distribution basket of up to $100 million for distributions, which can be used for various purposes, including stock buybacks by Bermuda, bond repurchases, and/or debt repayments, and is based upon Bermuda meeting minimum liquidity and maximum revolver utilization thresholds, and (b) approval of a cash distribution basket of up to an aggregate of $150 million, to be used for investments and other purposes based upon Bermuda meeting minimum liquidity and maximum revolver utilization thresholds. Both distribution baskets are further limited by an amount equal to $70 million plus 50% of Bermuda’s Consolidated Net Income (as defined in the First Amendment) for the period from October 1, 2010 through the most recently ended quarter.  The First Amendment also increased the amount of borrowing base availability that must be withheld to be available for us during the period of July 1st to October 31st of each calendar year from $25 million to $50 million, as a reserve to deal with potential effects from hurricanes.